Exhibit 99.1
Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
www.lilly.com
Date: October 17, 2006
For Release: IMMEDIATELY
Refer to: (317) 276-2506 – Phil Belt
Lilly Announces Acquisition of ICOS Corporation
$2.1 Billion Purchase Expected to be Accretive to Earnings Beginning in 2008;
Deal Provides Lilly with Full Ownership of Cialis
Eli Lilly and Company (NYSE: LLY) today announced that it has signed a definitive merger agreement to acquire ICOS Corporation (NASDAQ: ICOS), based in Bothell, Washington, in a cash transaction. Under the terms of the agreement, Lilly will acquire all of the outstanding shares of ICOS common stock at a price of $32 per share, for a total of approximately $2.1 billion.
Since 1998, Lilly and ICOS have been partners in Lilly ICOS LLC, the joint venture that manufactures, markets and sells Cialis® (tadalafil). Successfully launched in 2003, Cialis is an oral PDE-5 inhibitor for the treatment of erectile dysfunction that is available in more than 100 countries. It is the sales leader in many of them, including France and Brazil, and has captured more than 25 percent of the erectile dysfunction market in the U.S. Cialis generated worldwide sales of $456 million in the first six months of 2006, representing growth of 34 percent over the first half of 2005.
“We are pleased to bring the full value of Cialis to Lilly and to continue providing the benefits of Cialis to men suffering from erectile dysfunction,” said Sidney Taurel, Lilly chairman and chief executive officer. “We have had a very successful and productive relationship with our partners at ICOS and are looking forward to taking this next step. With full ownership of Cialis, we will be able to realize operational efficiencies in the further development, marketing and selling of this important product. We expect this acquisition will increase the company’s earnings and earnings growth rate beginning in 2008 and, after a significant addition to sales in 2007, will modestly accelerate the company’s sales growth rate thereafter.”

Added Taurel, “This transaction provides financial and operational benefits to Lilly while providing substantial value to both Lilly and ICOS shareholders. We also look forward to further developing the commercial potential of tadalafil through the pursuit of new indications. Our longstanding relationship will allow for a smooth integration of operations that will be mindful of the needs of patients, employees and the impacted business operations.”
Paul Clark, ICOS chairman, president and chief executive officer, stated, “Our talented people grew ICOS, over sixteen short years, into one of the top-tier biotech companies in the U.S. Along the way, they collaborated to create and commercialize one of the few blockbuster drugs to come from biotech. The acquisition by Lilly, our close partner for nearly a decade, provides a compelling financial outcome for our shareholders.”
The board of directors of ICOS voted unanimously to approve the merger agreement and to recommend that its shareholders approve the transaction. The transaction is expected to close in late 2006 or early 2007. Closing is contingent upon approval by ICOS shareholders, clearance under the Hart-Scott-Rodino Anti-Trust Improvements Act and certain other closing conditions.
Upon the closing of the transaction, Lilly will incur a one-time charge to earnings for acquired in-process research and development, but it is premature to estimate what that charge will be. In addition, the company expects the impact of including the operations of ICOS in its financial results to be modestly dilutive to earnings in 2007. Starting in 2008, however, the company expects the acquisition to be accretive to earnings and to generate positive cash flow.
Webcast of Conference Call
Investors and the general public can access a live webcast of a conference call hosted by Lilly to discuss this announcement. This webcast can be accessed via a link on Lilly’s website (www.lilly.com). The conference call will be held today at 9:00 a.m. Eastern Daylight Saving Time (EDT).
Lilly, a leading innovation-driven corporation, is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers – through medicines and information –

for some of the world’s most urgent medical needs. Additional information about Lilly is available at www.lilly.com. C-LLY
This press release contains forward-looking statements that are based on management’s current expectations; however, they are subject to significant risks and uncertainties. Actual results may differ materially and will depend on, among other things, realization of anticipated operational efficiencies following the merger with ICOS; the continuing growth of the company’s currently marketed products; developments with competitive products; the timing and scope of regulatory approvals and the success of new product launches; asset impairments, restructurings, and acquisitions of compounds under development resulting in acquired-in-process research and development charges; foreign exchange rates; wholesaler inventory changes; the outcome of the Zyprexa® patent appeal; other regulatory developments, government investigations, patent disputes, and litigation involving current and future products; changes in tax law; and the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals. For additional information about the factors that affect the company’s business, please see the company’s latest Form 10-Q filed August 2006. The company undertakes no duty to update forward-looking statements.
#   #   #

Cialis® (tadalafil, ICOS), Lilly ICOS LLC
Zyprexa® (olanzapine, Lilly)